Exhibit 99.1

News Release

Contact
Investors	Ed Kiker	904-357-9186
Media	Russell Schweiss	904-357-9100

For release at 8 a.m. EDT

Rayonier Reports Strong First Quarter Results

JACKSONVILLE, FL, April 25, 2013 - Rayonier (NYSE:RYN) today reported first quarter income from continuing operations of $103 million, or 79 cents per share, compared to $52 million, or 41 cents per share, in the prior year period.
First quarter net income was $148 million, or $1.13 per share and included income from discontinued operations of $45 million, or 34 cents per share, primarily due to the $43 million net gain resulting from the sale of the Wood Products business. For the comparable 2012 period, net income was $53 million, or 42 cents per share, which included income from discontinued operations of $1 million, or 1 cent per share.
Cash provided by operating activities was $90 million compared to $111 million in the first quarter 2012. Cash available for distribution (CAD) 1 was $67 million versus $87 million in 2012. Both first quarter cash flow from operating activities and CAD were reduced by the Company's election to pay $70 million to exchange alternative fuel mixture credits (AFMC) for cellulosic biofuel producer credits (CBPC). This resulted in a $19 million discrete tax benefit in the current period and will reduce future cash tax payments by $89 million, with approximately $60 million during the remainder of 2013 and $29 million in the first half of 2014.
The following table summarizes the current quarter and comparable prior period results:

(millions of dollars, except earnings per share (EPS))	First Qtr. 2013		First Qtr. 2012
	$	EPS	$	EPS
Income from continuing operations before income taxes	$107	$0.82	$70	$0.55
Income tax expense	(4)	(0.03)	(18)	(0.14)
Income from continuing operations	103	0.79	52	0.41
Discontinued operations (Wood Products sale), net	45	0.34	1	0.01
Net income	$148	$1.13	$53	$0.42
“We are pleased with our continued strong performance in 2013. In Performance Fibers, the cellulose specialties market remains strong and in Forest Resources, sales increased reflecting higher volumes and prices due to somewhat improved sawlog demand,” said Paul G. Boynton, Chairman, President and CEO.

Forest Resources
Sales of $57 million and operating income of $13 million each increased $5 million from the prior year period. In the Atlantic and Gulf regions, prices increased due to moderately improved demand and a shift in sales volume from pulpwood to sawtimber. Volumes in the Atlantic region were accelerated into the first quarter as additional tracts were made available to capture improving prices. In the Northern region and New Zealand, increased earnings reflected strengthening domestic and Asian export demand, primarily from China.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Real Estate
Sales of $24 million and operating income of $17 million each increased $11 million from the prior year period, primarily due to higher prices and volumes for non-strategic properties, which included a 5,400 acre sale at $3,673 per acre. Partially offsetting these results was a decline in rural volumes as the prior year period included two large sales totaling 3,900 acres.

Performance Fibers
Sales of $284 million were $33 million above the prior year period, while operating income of $92 million was $11 million higher. Cellulose specialties price and volume increases more than offset higher wood cost and a decline in absorbent materials prices due to weaker market conditions.

Other Items
Corporate and other operating expenses of $7 million were $4 million below the prior year period primarily due to lower stock-based compensation and a foreign currency forward contract gain. Interest and other expenses were $4 million below the prior year period due to lower borrowing rates and higher capitalized interest related to the cellulose specialties expansion project.
The first quarter effective tax rate from continuing operations before discrete items was 23.4 percent compared to 26.5 percent in 2012. The lower tax rate was due to proportionately higher earnings from REIT operations in 2013.
Including discrete items, the first quarter effective tax rate from continuing operations was 4.1 percent versus 25.8 percent in 2012, primarily reflecting the $19 million benefit from the exchange of the AFMC for the CBPC.
In April, Rayonier acquired an additional 39 percent ownership interest in its New Zealand joint venture (JV) for $140 million. This acquisition positions the Company to further benefit from expected increasing demand for wood fiber in Asia. As a 65 percent owner, the Company will be required to consolidate 100 percent of the JV's results of operations and record the non-controlling partner's 35 percent interest.

Outlook
“With this strong first quarter, we are off to an excellent start in 2013,” added Boynton. “In Forest Resources, the early stages of an improving housing market are being reflected in increasing sawlog demand and prices, and Asian export markets have strengthened. In Real Estate, we are encouraged by higher demand for our non-strategic properties and increased interest in our development properties. In this transition year for Performance Fibers, cellulose specialties markets continue to be strong and we remain on schedule to complete our cellulose specialties expansion project mid-year.”

“Consistent with our earlier guidance, we expect 2013 earnings from continuing operations to be weighted more heavily toward the first half of the year with the benefit of the tax credits recognized in the first quarter and the impact of the CSE project phase-in on the second half. Overall, excluding the results of the Wood Products business and gain on sale, we continue to expect 2013 operating income and EPS to be slightly above 2012,” concluded Boynton.

Further Information
A conference call will be held on Thursday, April 25, 2013 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers business; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and to fund distributions using cash generated through our taxable REIT subsidiaries, and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2013 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Sales	$393.7	$412.7	$336.6
Costs and expenses
Cost of sales	266.0	292.2	235.7
Selling and general expenses	16.1	16.3	19.3
Other operating income, net	(3.8)	(8.3)	(1.1)
Operating income	115.4	112.5	82.7
Interest expense	(7.7)	(8.8)	(11.8)
Interest and other income, net	—	0.2	—
Income from continuing operations before taxes	107.7	103.9	70.9
Income tax expense	(4.4)	(30.5)	(18.3)
Income from continuing operations	103.3	73.4	52.6
Discontinued operations, net
Income from discontinued operations, net of income tax expense of $22.3, $1.1 and $0.4	44.4	2.2	0.8
Net income	$147.7	$75.6	$53.4
Net Income per Common Share:
Basic
Continuing Operations	$0.83	$0.60	$0.43
Discontinued Operations	0.36	0.01	0.01
Net Income	$1.19	$0.61	$0.44
Diluted
Continuing Operations	$0.79	$0.57	$0.41
Discontinued Operations	0.34	0.02	0.01
Net Income	$1.13	$0.59	$0.42

Dividends per share	$0.44	$0.44	$0.40

Weighted Average Common
Shares used for determining
Basic EPS	124,479,865	123,185,024	122,352,435
Diluted EPS	130,436,888	128,965,733	127,932,129

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
March 31, 2013 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$266.0	$280.6
Current deferred tax assets	66.5	15.8
Other current assets	258.3	270.0
Timber and timberlands, net of depletion and amortization	1,565.8	1,573.3
Property, plant and equipment	1,872.7	1,887.3
Less - accumulated depreciation	(1,112.5)	(1,180.3)
Net property, plant and equipment	760.2	707.0
Investment in New Zealand JV	73.8	72.4
Other assets	211.7	203.9
	$3,202.3	$3,123.0
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$50.0	$150.0
Other current liabilities	210.7	157.8
Long-term debt	1,150.5	1,120.1
Non-current liabilities for dispositions and discontinued operations	71.8	73.6
Other non-current liabilities	180.1	183.5
Shareholders' equity	1,539.2	1,438.0
	$3,202.3	$3,123.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2013	2012
Cash provided by operating activities:
Net income	$147.7	$53.4
Depreciation, depletion, amortization	36.0	30.4
Non-cash basis of real estate sold	0.6	1.4
Tax benefit of AFMC for CBPC exchange	(18.8)	—
Gain on sale of discontinued operations, net	(42.7)	—
Other items to reconcile net income to cash provided by operating activities	4.9	14.7
Changes in working capital and other assets and liabilities	32.3	11.5
Payment to exchange AFMC for CBPC	(70.3)	—
	89.7	111.4
Cash provided by (used for) investing activities:
Capital expenditures	(32.7)	(42.1)
Purchase of timberlands	(1.6)	(8.7)
Jesup mill cellulose specialties expansion (gross purchases of $57.7 and $41.1, net of purchases on account of $21.0 and $15.1)	(36.7)	(26.0)
Proceeds from disposition of Wood Products business	83.7	—
Change in restricted cash	10.0	(5.6)
Other	1.8	8.7
	24.5	(73.7)
Cash (used for) provided by financing activities:
Changes in debt, net of issuance costs	(70.0)	171.4
Dividends paid	(57.7)	(49.2)
Issuance of common shares	4.1	2.1
Repurchase of common shares	(11.3)	(7.8)
Excess tax benefits on stock-based compensation	6.2	3.9
	(128.7)	120.4
Effect of exchange rate changes on cash	(0.1)	(0.1)
Cash and cash equivalents:
Change in cash and cash equivalents	(14.6)	158.0
Balance, beginning of year	280.6	78.6
Balance, end of period	$266.0	$236.6

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
March 31, 2013 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Sales
Forest Resources	$57.1	$65.3	$52.2
Real Estate	24.3	19.5	12.6
Performance Fibers
Cellulose specialties	246.9	255.1	212.1
Absorbent materials	37.3	44.6	38.8
Total Performance Fibers	284.2	299.7	250.9
Other Operations	28.2	28.7	21.1
Intersegment Eliminations	(0.1)	(0.5)	(0.2)
Total sales	$393.7	$412.7	$336.6

Operating income/(loss)
Forest Resources	$13.3	$18.5	$8.0
Real Estate	16.8	11.1	6.5
Performance Fibers	91.7	93.5	80.6
Other Operations	0.2	0.1	(0.9)
Corporate and other	(6.6)	(10.7)	(11.4)
Operating income	$115.4	$112.5	$82.8

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2013 (unaudited)
(millions of dollars)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended
	March 31,	March 31,
	2013	2012
Cash provided by operating activities	$89.7	$111.4
Capital expenditures (b)	(32.7)	(42.1)
Change in committed cash	0.5	4.6
Excess tax benefits on stock-based compensation	6.2	3.9
Other	3.0	8.8
Cash Available for Distribution	$66.7	$86.6

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the three months ended March 31, 2013, strategic capital totaled $57.7 million for the Jesup mill cellulose specialties expansion and $1.6 million for timberland acquisitions. For the three months ended March 31, 2012, strategic capital totaled $41.1 million for the Jesup mill cellulose specialties expansion and $8.7 million for timberland acquisitions.

D